Exhibit 99.1

Calavo Growers, Inc. Announces Second Quarter 2022 Financial Results

SANTA PAULA, Calif., June 2, 2022—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the fiscal second quarter ended April 30, 2022.

Second Quarter Financial Overview

●	Delivered sequential improvement from the first quarter to the second quarter 2022:
o	Gross profit improved by $8.5 million;
o	Net loss improved by $3.9 million, or $0.22 per diluted share;
o	Adjusted EBITDA improved by $7.9 million.
●	Total revenue of $331.4 million, a 20% increase from the year-ago quarter.
●	Fresh segment revenue increased 30% year-over-year to $211.0 million, Renaissance Food Group (RFG) increased 6% year-over-year and Foods segment revenues decreased 4% year-over-year.
●	Gross profit of $21.7 million, or 6.6% of revenue, compared to $22.6 million, or 8.2% of revenue, for the year-ago quarter.
●	Net loss of $(0.2) million, or $(0.01) per diluted share, compared to net income of $8.8 million, or $0.50 per diluted share, for the same period last year.
●	Adjusted net income of $5.8 million, or $0.33 per diluted share, compared to $7.7 million, or $0.43 per diluted share for the year-ago quarter.
●	Adjusted EBITDA of $12.7 million, or $0.71 per diluted share compared to $15.0 million, or $0.85 per diluted share for the same period last year.

Adjusted net income (loss) and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Second Quarter Highlights

●	Progressed with pricing initiatives, SKU rationalization, unified procurement, labor efficiencies, freight consolidation and administrative synergies across all business units as part of Project Uno.
●	Launched a brand refresh, updating the company’s logo, tagline, brand personality and website to support Calavo’s One Company vision.
●	Announced plans to reorganize our business into two reporting segments, Grown and Prepared, to better serve customers, deliver cost savings and improve efficiencies.
o	Grown segment will consist of fresh avocados, tomatoes and papayas.

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o	Prepared segment will include all other products: fresh cut fruit and vegetables, ready-to-eat sandwiches, wraps, salads and snacks, guacamole, and salsa sold at retail and foodservice as well as avocado pulp sold to foodservice.
o	New segment reporting is expected to occur in the third quarter’s earnings report.

Management Commentary

“We are pleased with the progress we’ve made, as we showed sequential improvement in gross profit, EPS, and adjusted EBITDA during the second quarter,” said Brian W. Kocher, President and Chief Executive Officer of Calavo Growers, Inc. “I’m especially pleased with the improvements made in our RFG segment where Project Uno initiatives have delivered positive impacts in our pricing, raw materials management, labor efficiency and transportation costs.

“Our mantra is ‘Be better today than yesterday; be better tomorrow than today.’ We therefore intend to continue delivering incremental progress. The Calavo team has fully embraced this mindset, and the efforts are demonstrating results.

“We streamlined our organizational structure to bring clarity to decision-making authorities and become even more efficient initiating continuous improvement. We enhanced processes and structure, and we are acquiring the talent to serve our customers and ensure that Project Uno efforts are sustainable. I remain confident in our ability to bring Calavo back to a position of generating improved, sustainable financial results and long-term shareholder value.”

Second Quarter 2022 Consolidated Financial Review

Total revenue for the second quarter 2022 was $331.4 million, compared to $276.8 million for the second quarter 2021, an increase of 20%. Fresh segment sales increased 30%, RFG sales grew 6%, and Foods sales decreased 4%. The average selling price of avocados in the Company’s Fresh segment increased by 70% while volumes were 13% lower than the prior-year period due to lower available supplies.

Gross profit for the second quarter was $21.7 million, or 6.6% of revenue, compared to $22.6 million, or 8.2% of revenue, for the same period last year. Improvements in avocado margin in the quarter were offset by higher fruit costs in our Foods business.

Selling, general and administrative (SG&A) expenses for the second quarter totaled $16.6 million, or 5.0% of revenue, compared to $13.7 million, or 4.9% of revenue, for the same period last year. SG&A expenses were largely in line with expectations, with the year-over-year

Calavo Growers, Inc.

increase primarily driven by approximately $2 million in expenses related to the business reorganization.

Net loss for the second quarter was $(0.2) million, or $(0.01) per share. This compares with net income of $8.8 million, or $0.50 per diluted share, for the same period last year.

Adjusted net income was $5.8 million, or $0.33 per diluted share, compared to adjusted net income of $7.7 million, or $0.43 per diluted share last year.

Adjusted EBITDA was $12.7 million, or $0.71 per diluted share, compared to $15.0 million, or $0.85 per diluted share for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $48.1 million of total debt, which included $41.9 million of borrowings under its line of credit and $6.2 million of long-term obligations and finance leases. Cash and cash equivalents (unrestricted) totaled $2.3 million as of April 30, 2022.

In the second quarter, the Company reached an agreement with its lenders to amend the existing revolving credit facility, which among other things reduces the total capacity of the facility to $80.0 million and incorporates a borrowing base. Under the new terms of the facility, total liquidity as of April 30, 2022 was $15.9 million, including unrestricted cash, investments, and availability under the facility, which we believe is sufficient for our working capital needs and investment plans as we continue the implementation of Project Uno and drive performance improvements across the business.

Second Quarter Business Segment Performance

Fresh

Second quarter 2022 sales in Calavo’s Fresh business segment were $211.0 million, up from $161.7 million for the same period last year. Avocado prices were 70% higher year-over-year and volume 13% lower, which is consistent with the reduction in imports from Mexico for the entire US market. Fresh segment gross profit for the second quarter of 2022 was $18.2 million, or 8.6% of segment sales, compared to $15.0 million, or 9.3% of segment sales, for the same period last year. The increase in gross profit primarily was driven by the higher avocado pricing, partially offset by the lower volume.

Renaissance Food Group (RFG)

RFG business segment sales in the second quarter of 2022 were $102.2 million, up 6% from $96.3 million in the same period last year reflecting price increases and favorable product mix, partially offset by a slight volume decrease year-over-year. Segment gross profit was $2.2 million, down slightly from $2.3 million the same period last year. RFG has benefited from increased pricing, improved transportation costs, enhanced materials yield and labor management.

Calavo Growers, Inc.

Foods

Sales in the Foods segment totaled $19.8 million for the second quarter 2022, 4% lower than $20.7 million in the same period last year due to limited supply of fruit. Segment gross profit totaled $1.3 million, or 6.8% of sales, for the second quarter, compared to $5.3 million, or 25.6% of sales, for the same period last year. The decrease in gross profit for the second quarter was mainly due to year-over-year increases in fruit costs. We have been implementing price increases, raw product sourcing initiatives, labor productivity projects and freight consolidation to offset these increased costs. We expect to see benefits from these efforts continue in coming quarters.

Outlook

Calavo is conducting a search for a new chief financial officer and is working with an outside search firm and within professional networks to identify candidates. Interviews are underway, and we are moving with speed; however, finding the right person is our primary goal.

We are enthusiastic about sequential results given our Project Uno efforts, and we are optimistic that we will see ongoing profit improvement from our efforts in the third and fourth quarters, with the third quarter as our typically strongest quarter due to seasonality.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a

Calavo Growers, Inc.

different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (domestic) or 201-493-6780 (international) with conference ID: 13730081. A live audio webcast of the call also will be available on the Investor Relations section of Calavo’s website at Events & Presentations | Calavo Growers, Inc. and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of constant innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to

Calavo Growers, Inc.

be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of Project Uno initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved; the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products, impact on our food service customers, increased costs, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; our ability to raise prices, particularly in our RFG and Foods segments, to offset increase costs of goods sold, and the impact of such price increases on future net sales; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel, including personnel that have not yet been hired, and the ability of our future management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the

Calavo Growers, Inc.

forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact	Media Contact
Julie Kegley, Senior Vice President	Thomas Federl, VP Communications, Marketing & ESG
Financial Profiles, Inc.	Calavo Growers, Inc.
calavo@finprofiles.com	Thomas.Federl@calavo.com
310-622-8246	843-801-4174

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30,	October 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$2,317	$1,885
Restricted cash	949	970
Accounts receivable, net of allowances of $4,569 (2022) and $4,816 (2021)	103,153	78,866
Inventories	53,617	40,757
Prepaid expenses and other current assets	9,333	11,946
Advances to suppliers	7,904	6,693
Income taxes receivable	8,664	11,524
Total current assets	185,937	152,641
Property, plant, and equipment, net	114,778	118,280
Operating lease right-of-use assets	57,042	59,842
Investment in Limoneira Company	20,027	27,055
Investments in unconsolidated entities	3,802	4,346
Deferred income taxes	5,316	5,316
Goodwill	28,653	28,653
Intangibles, net	7,992	8,769
Other assets	44,745	40,500
	$468,292	$445,402
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$52,105	$23,033
Trade accounts payable	18,639	9,794
Accrued expenses	50,086	42,063
Dividend payable	—	20,330
Other current liabilities	11,000	11,000
Current portion of operating leases	6,879	6,817
Current portion of long-term obligations and finance leases	1,539	1,587
Total current liabilities	140,248	114,624
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	41,900	37,700
Long-term operating leases, less current portion	54,760	57,561
Long-term obligations and finance leases, less current portion	4,647	5,553
Other long-term liabilities	2,970	3,081
Total long-term liabilities	104,277	103,895
Commitments and contingencies
Shareholders' equity:
Common stock ($0.001 par value, 100,000 shares authorized; 17,742 and 17,686 shares issued and outstanding as of April 30, 2022 and October 31, 2021, respectively)	18	18
Additional paid-in capital	169,453	168,133
Noncontrolling interest	1,166	1,368
Retained earnings	53,130	57,364
Total shareholders' equity	223,767	226,883
	$468,292	$445,402

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CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2022	2021	2022	2021

Net sales	$331,418	$276,821	$605,510	$497,399
Cost of sales	309,677	254,221	570,541	456,960
Gross profit	21,741	22,600	34,969	40,439
Selling, general and administrative	16,605	13,683	31,853	27,857
Expenses related to Mexican tax matters	478	—	845	—
Impairment and charges related to RFG Florida facility closure	305	—	959	—
Gain on sale of Temecula packinghouse	(54)	(54)	(108)	(108)
Operating income	4,407	8,971	1,420	12,690
Interest expense	(460)	(191)	(787)	(365)
Other income, net	496	411	1,155	612
Unrealized net gain (loss) on Limoneira shares	(4,898)	3,506	(7,028)	7,095
Income (loss) before income taxes and loss from unconsolidated entities	(455)	12,697	(5,240)	20,032
Income tax (provision) benefit	187	(2,772)	1,347	(4,715)
Net loss from unconsolidated entities	(8)	(1,131)	(543)	(1,286)
Net income (loss)	(276)	8,794	(4,436)	14,031
Add: Net loss attributable to noncontrolling interest	85	47	202	87
Net income (loss) attributable to Calavo Growers, Inc.	$(191)	$8,841	$(4,234)	$14,118

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.01)	$0.50	$(0.24)	$0.80
Diluted	$(0.01)	$0.50	$(0.24)	$0.80

Number of shares used in per share computation:
Basic	17,664	17,619	17,659	17,609
Diluted	17,664	17,679	17,659	17,668

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CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh		Calavo	Interco.
	products	RFG	Foods	Elimins.	Total

	(All amounts are presented in thousands)
Three months ended April 30, 2022
Net sales	$210,997	$102,159	$19,815	$(1,553)	$331,418
Cost of sales	192,841	99,915	18,474	(1,553)	309,677
Gross profit	$18,156	$2,244	$1,341	$—	$21,741

Three months ended April 30, 2021
Net sales	$161,686	$96,289	$20,736	$(1,890)	$276,821
Cost of sales	146,678	94,001	15,432	(1,890)	254,221
Gross profit	$15,008	$2,288	$5,304	$—	$22,600

	Fresh		Calavo	Interco.
	products	RFG	Foods	Elimins.	Total

	(All amounts are presented in thousands)
Six months ended April 30, 2022
Net sales	$373,582	$197,923	$36,943	$(2,938)	$605,510
Cost of sales	343,760	196,331	33,388	(2,938)	570,541
Gross profit	$29,822	$1,592	$3,555	$—	$34,969

Six months ended April 30, 2021
Net sales	$277,145	$186,595	$37,194	$(3,535)	$497,399
Cost of sales	248,992	184,329	27,174	(3,535)	456,960
Gross profit	$28,153	$2,266	$10,020	$—	$40,439

For the three months ended April 30, 2022 and 2021, intercompany sales and cost of sales of $0.5 million and $0.7 million between Fresh products and RFG were eliminated. For the three months ended April 30, 2022 and 2021, intercompany sales and cost of sales of $1.1 million and $1.2 million between Calavo Foods and RFG were eliminated. For the six months ended April 30, 2022 and 2021, intercompany sales and cost of sales of $1.1 million and $1.2 million between Fresh products and RFG were eliminated. For the six months ended April 30, 2022 and 2021, intercompany sales and cost of sales of $1.8 million and $2.3 million between Calavo Foods and RFG were eliminated

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2022	2021	2022	2021
Net income (loss) attributable to Calavo Growers, Inc.	$(191)	$8,841	$(4,234)	$14,118
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	8	1,131	543	1,286
Loss from FreshRealm and other related expenses (b)	—	50	—	11
Acquisition costs (c)	—	—	—	262
Net (gain) loss on Limoneira shares (d)	4,898	(3,506)	7,028	(7,095)
RFG rent expense add back (e)	108	108	216	216
Restructure costs - consulting, management recruiting and severance (f)	2,157	685	3,275	685
Mexican tax matters (g)	478	—	845	—
Impairment and charges related to closure of RFG Florida facility (h)	305	—	959	—
Tax impact of adjustments (i)	(1,979)	367	(3,217)	1,166
Adjusted net income attributed to Calavo Growers, Inc.	$5,784	$7,676	$5,415	$10,649

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.01)	$0.50	$(0.24)	$0.80
Adjusted Diluted EPS	$0.33	$0.43	$0.31	$0.60

Number of shares used in per share computation:
Diluted	17,756	17,679	17,718	17,668

(a)

For the three months ended April 30, 2022 and 2021, we realized losses from Agricola Don Memo totaling less than $0.1 million and $1.1 million. For the six months ended April 30, 2022 and 2021, we realized losses from Agricola Don Memo totaling less than $0.5 million and $1.3 million.

(b)

We had professional fees related to the FreshRealm Separation Agreement for the three and six months ended April 30, 2021. Partially offsetting this expense, as part of the FreshRealm Separation Agreement, we received $0.1 million of previously reserved receivables for the six months ended April 30, 2021.

(c)	For the six months ended April 30, 2021, we incurred professional service costs related to a considered but non-consummated acquisition.
(d)

For the three months ended April 30, 2022 and 2021, we recorded $4.9 million in unrealized losses and $3.5 million in unrealized gains related to these mark-to-market adjustments, respectively. For the six months ended April 30, 2022 and 2021, we recorded $7.0 million in unrealized losses and $7.1 million in unrealized gains related to these mark-to-market adjustments, respectively.

Calavo Growers, Inc.

(e)

For the three months ended April 30, 2022 and 2021, we incurred $0.1 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease. For the six months ended April 30, 2022 and 2021, we incurred $0.2 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.

(f)

For the three and six months ended April 30, 2022, we recorded $0.7 million and $1.8 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of our operations. In addition, for the three and six months ended April 30, 2022, we recorded $1.3 million of severance accrual related to the Project Uno restructuring. For the three months and six months ended April 30, 2021, we recorded higher stock-based compensation for the early vesting of restricted stock for the retirement of our former Chief Executive Officer and Board member.

(g)

For the three and six months ended April 30, 2022, we incurred $0.5 million and $0.8 million of related professional fees related to the Mexican tax matters. For further information see Note 7 to the consolidated condensed financial statements included in our Quarterly Report filed with the Securities and Exchange Commission for the period ending April 30, 2022.

(h)

On October 18, 2021, we announced the closure of RFG’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, the Green Cove facility of RFG has ceased operations. We incurred $0.3 million and $1.0 million of expenses for the three and six months ended April 30, 2022, related to the closure of this facility.

(i)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2022	2021	2022	2021
Net income (loss) attributable to Calavo Growers, Inc.	$(191)	$8,841	$(4,234)	$14,118
Interest Income	(133)	(17)	(266)	(89)
Interest Expense	460	191	787	365
Provision (Benefit) for Income Taxes	(187)	2,772	(1,347)	4,715
Depreciation & Amortization	4,093	4,077	8,405	8,371
Stock-Based Compensation (d)	812	1,357	1,368	2,264
EBITDA	$4,854	$17,221	$4,713	$29,744

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	8	1,131	543	1,286
Net (gain) loss on Limoneira shares (d)	4,898	(3,506)	7,028	(7,095)
Loss (Recovery) from FreshRealm and other related expenses (b)	—	50	—	11
RFG rent expense add back (e)	108	108	216	216
Acquisition costs (c)	—	—	—	262
Restructure costs - consulting and management recruiting and severance (f)	2,019	—	3,137	—
Expenses related to Mexican tax matters (g)	478	—	845	—
Impairment and charges related to closure of RFG Florida facility (h)	311	—	929	—
Adjusted EBITDA	$12,676	$15,004	$17,411	$24,424
Adjusted EBITDA per dilutive share	$0.71	$0.85	$0.98	$1.38

See prior page for footnote references

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CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended April 30,		Six months ended April 30,
	2022	2021	2022	2021
Pounds of avocados sold	88,223	101,274	174,351	198,661
Pounds of processed avocado products sold	6,147	6,742	11,973	12,190
Average sales price per pound - avocados	$2.16	$1.44	$1.95	$1.25
Gross profit per pound - avocados	$0.18	$0.13	$0.15	$0.13
Average sales price per pound – processed avocado products	$3.16	$2.95	$3.02	$2.92
Gross profit per pound – processed avocado products	$0.25	$0.79	$0.33	$0.82